Exhibit 99.1

FOR IMMEDIATE RELEASE

January 26, 2005

PERKINELMER ANNOUNCES Q4 2004 RESULTS

•	Revenue Up 11%

•	EPS up 32%

•	Operating Cash Flow of $71M

BOSTON – PerkinElmer, Inc. (NYSE: PKI), a global leader in health sciences and industrial technology markets, today announced GAAP earnings per share of $.29 from continuing operations on revenue of $478.6 million for the fourth quarter ended January 2, 2005. The fourth quarter 2004 results include intangibles amortization of $7.2 million, or approximately $.04 per share. The Company reported earnings per share from continuing operations excluding intangibles amortization of $.33, which exceeded the Thomson First CallTM consensus earnings per share estimate of $.31 for the fourth quarter of 2004 and also the Company’s forecasted range. The Company reported full year 2004 GAAP earnings per share from continuing operations of $.76, an increase of 69% over 2003. Excluding intangibles amortization, the Company reported 2004 earnings per share from continuing operations of $.91 compared to $.60 in 2003.

Fourth quarter 2004 revenue of $478.6 million increased 11% over the fourth quarter of 2003. Revenue growth excluding the impact of foreign exchange was 8% over the fourth quarter of the prior year. Fourth quarter 2004 revenue in Health Sciences increased 8.5% over the same period of 2003 driven by double digit growth in genetic screening, medical imaging, environmental and service. Industrial Technologies revenue in the fourth quarter of 2004 increased 17.3% over the fourth quarter of 2003 due to strength in nearly all applications, including the Company’s aerospace, safety and security, and semiconductor businesses. Full year 2004 revenue of $1.69 billion increased 10% over 2003, with Health Sciences revenue growth of 7.1% and Industrial Technologies revenues up 17.7%.

“We delivered a strong quarter to complete an excellent year in 2004, with significant revenue and earnings growth and very good cash flow,” said Gregory L. Summe, Chairman and CEO of the Company. “During 2004, a number of businesses achieved double-digit growth, and we enter 2005 with good momentum,” added Summe.

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GAAP operating profit during the fourth quarter of 2004 was $64.2 million, up 16% over the fourth quarter of 2003, and operating margin of 13.4% increased 60 basis points over the fourth quarter of 2003. Fourth quarter 2004 operating profit excluding intangibles amortization was $71.4 million, and operating margin excluding intangibles amortization was 14.9%. For the full year 2004, GAAP operating profit was $177.1 million, or 10.5% of revenue, an increase of 120 basis points over 2003. Operating profit excluding intangibles amortization for 2004 was $205.6 million, or 12.2% of revenue for the period, representing an increase of 110 basis points over 2003.

The Company generated operating cash flow of $71.0 million in the fourth quarter of 2004 and $200.8 million for the full year of 2004. Free cash flow, defined as operating cash flow of $71.0 million less capital expenditures of $6.4 million, was $64.6 million for the fourth quarter of 2004. Free cash flow for fiscal 2004 was $181.8 million, or approximately $1.40 per share, and was comprised of operating cash flow of $200.8 million less capital expenditures of $19.0 million. During the fourth quarter and full year of 2004, the Company reduced debt by $100 million and $175 million, respectively. Cash and cash equivalents were $197.5 million at the end of the fourth quarter of 2004.

Financial overview by reporting segment:

Life and Analytical Sciences reported revenue of $311.9 million for the fourth quarter of 2004, up 7% from revenue of $290.4 million in the fourth quarter of 2003. The increase in revenue was driven by double digit revenue growth in the Company’s genetic screening, service and environmental businesses.

The segment’s GAAP operating profit for the fourth quarter of 2004 was $46.6 million versus $41.1 million for the same period of 2003. As a percentage of sales, operating profit for the fourth quarters of 2004 and 2003 was 14.9% and 14.2%, respectively. The operating profit for the fourth quarters of 2004 and 2003 included intangibles amortization of $6.6 million. Operating profit excluding intangibles amortization for the fourth quarter of 2004 was $53.2 million, or 17.1% as a percentage of revenue, increasing 70 basis points over the same period of 2003.

Optoelectronics reported revenue of $101.5 million for the fourth quarter of 2004, an increase of 12% from revenue of $90.3 million for the fourth quarter of 2003, with the increase in revenue driven by continued strength in the Company’s medical imaging and sensors businesses.

The segment’s GAAP operating profit was $15.6 million for the fourth quarter of 2004, versus $12.9 million for the comparable period of 2003. As a percentage of sales, operating profit for the fourth quarter of 2004 was 15.4%, up 110 basis points over the fourth quarter of 2003.

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Fluid Sciences reported revenue of $65.2 million for the fourth quarter of 2004, up 27% from revenue of $51.1 million in the fourth quarter of 2003. This increase in revenue was driven by strong revenue growth in the segment’s aerospace and semiconductor businesses.

The segment’s GAAP operating profit for the fourth quarter of 2004 was $10.4 million, versus $6.8 million for the same period last year. As a percentage of sales, operating profit for the fourth quarters of 2004 and 2003 was 15.9% and 13.3%, respectively.

“In 2004, we made significant operational improvements and strengthened our organization and market positions,” added Summe. “For 2005, we anticipate significantly higher R&D investments to accelerate innovation. Combined with our significant cash flow, this provides fuel for our growth investments in key health sciences and industrial technology opportunities,” continued Summe.

For the first quarter of 2005, the Company projects GAAP earnings per share from continuing operations of between $.13 and $.14. Excluding the impact of intangibles amortization, the Company projects earnings per share from continuing operations of between $.17 and $.18 for the first quarter of 2005. For the full year 2005, the Company reaffirmed its guidance for GAAP earnings per share of between $.90 and $.95, and excluding intangibles amortization, the Company is forecasting a range of $1.05 and $1.10 earnings per share.

The Company will discuss its fourth quarter results in a conference call on January 27, 2005 at 10:00 a.m. Eastern Time (ET). To listen to the call live, please tune into the webcast at the “Investor Corner” section of our website, www.perkinelmer.com. A playback of this conference call will be available beginning 1:00 p.m. ET, Thursday, January 27, 2005. The playback phone number is

719-457-0820 and the code number is 8554643.

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Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of earnings per share, operating profit and operating margin, in each case excluding amortization of acquisition-related intangible assets. This press release also contains a non-GAAP financial measure of organic revenue growth, representing the rate of revenue growth excluding the effects of fluctuations in foreign exchange rates. We exclude the amortization of acquisition-related intangibles and the effects of foreign exchange rates in calculating these non-GAAP measures because such amortization is outside of our normal operations and such foreign exchange effects are out of our control. We believe that the inclusion of these non-GAAP financial measures in this press release also helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. PerkinElmer’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in their financial and operating decision-making.

This press release also contains a non-GAAP financial measure of free cash flow. We define free cash flow as our net cash provided by operating activities minus our capital expenditures. We use free cash flow, and ratios based on this measure, to conduct and evaluate our business and, specifically, to determine incentive compensation, to allocate resources to debt repayment and for cash investing and financing activities. Therefore, we believe that this measure may be similarly useful and informative to investors.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release.

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Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments, including, without limitation, all projections of future financial results and plans concerning business development opportunities, are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important risk factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including, without limitation, economic and geopolitical forces that may limit any continued or expected economic or end market strengthening or recoveries, risks related to our failure to introduce new products in a timely manner, the impact of our debt on our cash flow and investment opportunities, our ability to comply with financial covenants contained in our credit agreements and debt instruments, cyclical downturns continuing to affect several of the industries into which we sell our products, our ability to adjust our operations to address unexpected changes, our ability to execute acquisitions and license technologies and successfully integrate acquired businesses and licensed technologies into our existing business, the loss of any of our licenses that may require us to stop selling products or lose competitive advantage, competition, regulatory compliance, regulatory changes, our failure to obtain and enforce intellectual property protection, our defense of third party claims of patent infringement and our ability to realize the full value of our intangible assets, as well as other factors which we describe under the caption “Forward-Looking Information and Factors Affecting Future Performance” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, each on file with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Other Information

Health Sciences end markets include genetic screening, environmental, service, biopharma, and medical and biotech imaging. Industrial Technology end markets include military/aerospace, semiconductor, consumer electronics, safety and security, and other.

PerkinElmer, Inc. is a global technology leader focused in the following businesses - Life and Analytical Sciences, Optoelectronics and Fluid Sciences. Combining operational excellence and technology expertise with an intimate understanding of our customers’ needs, PerkinElmer provides products and services in health sciences and other advanced technology markets that require innovation, precision and reliability. The Company serves customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

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For further information:

Investor Contact:

Dan Sutherby

PerkinElmer, Inc.

(781) 431-4306

PerkinElmer, Inc. and Subsidiaries

INCOME STATEMENTS

	Three Months Ended		Year Ended
(In thousands, except per share data)	2-Jan-05	28-Dec-03	2-Jan-05	28-Dec-03
Sales	$478,606	$431,873	$1,687,231	$1,532,050

Cost of Sales	277,386	246,398	1,006,678	900,758
Research and Development Expenses	23,625	19,899	87,050	81,366
Selling, General and Administrative Expenses	105,147	104,255	387,543	385,975
Restructuring Reversals, Net	—	(545)	—	(3,539)
Losses (Gains) on Dispositions, Net	1,071	(617)	409	(2,674)
Amortization of Intangible Assets	7,163	7,083	28,481	28,323

Operating Income From Continuing Operations	64,214	55,400	177,070	141,841

Extinguishment of Debt	2,266	951	4,143	1,953
Interest Income	(936)	(298)	(2,394)	(2,488)
Interest Expense	9,492	11,823	37,952	52,586
Loss on Investments	300	1,141	300	2,391
Other Expense, Net	1,306	990	322	1,954

Income From Continuing Operations Before Income Taxes	51,786	40,793	136,747	85,445

Provision for Income Taxes	13,855	13,106	38,495	27,512

Net Income From Continuing Operations	37,931	27,687	98,252	57,933

Income (Loss) From Discontinued Operations, Net of Income Tax	20	(844)	(1,714)	(4,526)
(Loss) Gain on Disposition of Discontinued Operations, Net of Income Tax	(28)	1,087	(495)	(448)

Net Income	$37,923	$27,930	$96,043	$52,959

Diluted Earnings (Loss) Per Share:
Continuing Operations	$0.29	$0.22	$0.76	$0.45

Income (Loss) From Discontinued Operations, Net of Income Tax	—	(0.01)	(0.01)	(0.04)
(Loss) Gain on Disposition of Discontinued Operations, Net of Income Tax	—	0.01	—	—

Net Income	$0.29	$0.22	$0.74	$0.41

Weighted Average Diluted Shares of Common Stock Outstanding	130,037	128,261	129,429	127,741

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information and Reconciliation of GAAP to Non-GAAP Measures
(per share, continuing operations)

GAAP Diluted EPS from Continuing Operations	$0.29	$0.22	$0.76	$0.45
Amortization of Intangible Assets, Net of Income Tax	0.04	0.04	0.15	0.14

EPS excluding Amortization of Intangible Assets	$0.33	$0.25	$0.91	$0.60

Thomson First CallTM EPS	$0.31		$0.89

PerkinElmer, Inc. and Subsidiaries

Sales and Operating Profit (Loss)

	Three Months Ended		Year Ended
(In thousands)	January 2, 2005	December 28, 2003	January 2, 2005	December 28, 2003
Life and Analytical Sciences

Sales	$311,947	$290,395	$1,062,767	$1,003,711
OP$ reported	46,577	41,134	103,609	94,745
OP% reported	14.9%	14.2%	9.7%	9.4%
Amortization expense	6,636	6,557	26,374	26,017
OP$ excl. amortization	53,213	47,691	129,983	120,762
OP% excl. amortization	17.1%	16.4%	12.2%	12.0%

Optoelectronics

Sales	101,473	90,343	380,637	348,669
OP$ reported	15,589	12,892	57,403	46,778
OP% reported	15.4%	14.3%	15.1%	13.4%
Amortization expense	307	306	1,227	1,226
OP$ excl. amortization	15,896	13,198	58,630	48,004
OP% excl. amortization	15.7%	14.6%	15.4%	13.8%

Fluid Sciences

Sales	65,186	51,135	243,827	179,670
OP$ reported	10,353	6,796	38,221	17,922
OP% reported	15.9%	13.3%	15.7%	10.0%
Amortization expense	220	220	880	1,080
OP$ excl. amortization	10,573	7,016	39,101	19,002
OP% excl. amortization	16.2%	13.7%	16.0%	10.6%

Other

OP$ reported	(8,305)	(5,422)	(22,163)	(17,604)

Continuing Operations

Sales	$478,606	$431,873	$1,687,231	$1,532,050

OP$ reported	$64,214	$55,400	$177,070	$141,841

OP% reported	13.4%	12.8%	10.5%	9.3%
Amortization expense	$7,163	$7,083	$28,481	$28,323

OP$ excl. amortization	$71,377	$62,483	$205,551	$170,164

OP% excl. amortization	14.9%	14.5%	12.2%	11.1%

SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP

PERKINELMER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 2, 2005	September 26, 2004	December 28, 2003
	(In thousands)
Current assets:
Cash and cash equivalents	$197,513	$220,041	$191,499
Accounts receivable	287,299	272,460	288,027
Inventories	193,556	189,082	188,602
Other current assets	63,919	94,236	95,204
Current assets of discontinued operations	143	1,323	2,968

Total current assets	742,430	777,142	766,300

Property, plant and equipment:
At cost	631,693	621,458	618,651
Accumulated depreciation	(395,777)	(382,277)	(352,290)

Net property, plant and equipment	235,916	239,181	266,361
Marketable securities and investments	10,479	10,230	10,874
Intangible assets	397,445	403,970	424,703
Goodwill, net	1,073,869	1,030,241	1,034,911
Other assets	110,016	98,037	102,658
Long-term assets of discontinued operations	152	513	1,920

Total assets	$2,570,307	$2,559,314	$2,607,727

Current liabilities:
Short-term debt	$9,714	$4,995	$5,167
Accounts payable	146,630	131,227	154,260
Accrued restructuring and integration costs	3,045	3,824	8,055
Accrued expenses	286,460	301,017	283,695
Current liabilities of discontinued operations	118	858	846

Total current liabilities	445,967	441,921	452,023

Long-term debt	364,874	469,493	544,307
Long-term liabilities	299,381	257,611	262,347

Total liabilities	1,110,222	1,169,025	1,258,677

Commitments and contingencies

Total stockholders’ equity	1,460,085	1,390,289	1,349,050

Total liabilities and stockholders’ equity	$2,570,307	$2,559,314	$2,607,727

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended		Year Ended
	January 2, 2005	December 28, 2003	January 2, 2005	December 28, 2003
	(In thousands)
Operating Activities:
Net income	$37,923	$27,930	$96,043	$52,959
Add (gain) loss from discontinued operations, net of income taxes	(20)	844	1,714	4,526
Add net loss (gain) on disposition of discontinued operations	28	(1,087)	495	448

Net income from continuing operations	37,931	27,687	98,252	57,933

Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Restructuring reversals, net of expense	—	(545)	—	(3,539)
Stock based compensation	4,471	2,939	9,290	8,880
Amortization of debt discount and issuance costs	3,229	1,386	8,099	9,631
Depreciation and amortization	19,880	21,976	76,241	79,494
Losses (gains) on dispositions	1,071	524	409	(283)
Changes in operating assets and liabilities:
Accounts receivable	(83)	(13,293)	14,596	43,359
Inventories	2,624	13,783	1,853	28,163
Accounts payable	11,493	9,522	(11,575)	725
Accrued restructuring and integration costs	(779)	(5,383)	(5,010)	(21,675)
Accrued expenses and other	(9,614)	16,550	7,335	(38,975)

Net Cash Provided by Continuing Operations	70,223	75,146	199,490	163,713

Net Cash Provided by Discontinued Operations	790	2,757	1,267	3,762

Net Cash Provided by Operating Activities	71,013	77,903	200,757	167,475

Investing Activities:
Cash withdrawn from escrow to repay debt	—	—	—	187,477
Capital expenditures	(6,396)	(5,394)	(18,961)	(16,588)
Proceeds from disposition or settlement of PP&E, net	—	2,068	3,442	5,363
Settlement of the disposition of business, net	425	(113)	425	(959)
Proceeds related to acquisitions, net of cash acquired	—	—	2,765	534

Net Cash (Used in) Provided by Continuing Operations	(5,971)	(3,439)	(12,329)	175,827

Net Cash Provided by Discontinued Operations	—	—	646	1,400

Net Cash (Used in) Provided by Investing Activities	(5,971)	(3,439)	(11,683)	177,227

Financing Activities:
Payment of debt issuance costs	—	(2,660)	—	(4,385)
Prepayment of zero coupon convertible notes	—	—	—	(189,901)
Prepayment of term loan debt	(100,000)	(20,000)	(175,000)	(70,000)
Increase (decrease) in other credit facilities	82	(536)	(198)	(2,273)
Proceeds from issuance of common stock for employee benefit plans	8,949	1,262	15,041	3,617
Cash dividends	(8,967)	(8,878)	(35,781)	(35,409)

Net Cash Used in Financing Activities	(99,936)	(30,812)	(195,938)	(298,351)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	12,366	6,531	12,878	14,533

Net (Decrease) Increase in Cash and Cash Equivalents	(22,528)	50,183	6,014	60,884
Cash and Cash Equivalents at Beginning of Period	220,041	141,316	191,499	130,615

Cash and Cash Equivalents at End of Period	$197,513	$191,499	$197,513	$191,499

PREPARED IN ACCORDANCE WITH GAAP